Exhibit (3)(a)(i)



                         CERTIFICATE OF INCORPORATION
                                      OF
                               AMREP CORPORATION
                                 (as amended)



      FIRST:   The name of the Corporation is:

                     AMREP CORPORATION.

      SECOND:   The address of its registered office in the State of Oklahoma is 735 First National Building, 120 North Robinson, in the City of Oklahoma City, County of Oklahoma. The name of its registered agent at such address is: THE CORPORATION COMPANY.

      THIRD:   The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the general corporation law of Oklahoma (being the Oklahoma General Corporation Act).

      FOURTH:   The total number of shares of stock which the Corporation
shall have authority to issue is twenty million (20,000,000) all of which are of one class, and the par value of each of such shares is ten cents ($.10).

      FIFTH:   The name and mailing address of the incorporator is as follow:

                Name                Mailing Address
           -----------------   -------------------------

           Edward B. Winslow        70 Pine Street
                               New York, New York  10270

      SIXTH:   Meetings of shareholders may be held within or without the
State of Oklahoma, as the By-Laws of the Corporation may provide or as the Board of Directors may determine. The Board of Directors shall have the power to hold meetings, to have an office or offices, and to keep the books of the Corporation (subject to any provisions contained in statutes) outside the State of Oklahoma at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation. Election of directors need not be by written ballot unless the By-Laws of the Corporation so provide.

      SEVENTH:   (a)  The number of the directors of the Corporation shall be fixed from time to time by the By-Laws of the Corporation but shall not be more than twelve. The directors shall be classified, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as possible, as shall be determined

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pursuant to the By-Laws of the Corporation, one class to be initially elected for a term expiring at the annual meeting of shareholders to be held in 1988, another class to be initially elected for a term expiring at the annual meeting of shareholders to be held in 1989, and another class to be initially elected for a term expiring at the annual meeting of shareholders to be held in 1990, with the members of each class to hold office until their successors are elected and qualified. At each annual meeting of shareholders of the Corporation, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of shareholders held in the third year following the year of their election and, in each case, until their respective successors are elected and qualified.

           (b) Newly created directorships resulting from any increase in the number of directors shall be filled by the shareholders. If a vacancy or vacancies occurs on the Board of Directors otherwise than by removal or an increase in the number of directors in one or more classes, such vacancy or vacancies shall be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors, or by a sole remaining director. A vacancy caused by removal of a director shall be filled by the shareholders. Any director elected in accordance with the provisions of this Paragraph (b) shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director's successor shall have been elected and qualified. If the number of directors is changed, any increase or decrease shall be apportioned among the classes by the Board of Directors so as to maintain the number of directors in each class as nearly equal as possible. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

           (c) Notwithstanding any other provision of this Certificate of Incorporation or the By-Laws of the Corporation (and notwithstanding the fact that a lesser percentage may be specified by law, this Certificate of Incorporation or the By-Laws of the Corporation), the affirmative vote of the holders of at least two-thirds (2/3) of the then outstanding shares of Common Stock of the Corporation shall be required to alter, amend or repeal this Article SEVENTH or to adopt any provision inconsistent herewith.

      EIGHTH:   In order for the Board of Directors of the Corporation to call
Special Meetings of Shareholders, the action of a majority of the entire
Board shall be required.

      NINTH:   (a)  In addition to any affirmative vote required by law and except as otherwise expressly provided in Paragraph (c) of this Article NINTH:

           (1) any merger or consolidation of the Corporation or any Subsidiary (as hereinafter defined) with (A) any Interested Shareholder (as hereinafter defined) or (B) any other corporation (whether or not itself an Interested Shareholder) which is, or after such merger or consolidation would be, an Affiliate (as hereinafter defined) of an Interested Shareholder; or

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           (2)  any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Shareholder or any Affiliate of any Interested
      Shareholder of any assets of the Corporation or any Subsidiary having an aggregate Fair Market Value (as hereinafter defined) of Five Million Dollars ($5,000,000) or more; or

           (3) the issuance or sale or other disposition by the Corporation or any Subsidiary (in one transaction or a series of transactions) of any securities of the Corporation or any Subsidiary to any Interested Shareholder or any Affiliate of any Interested Shareholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value of Five Million Dollars ($5,000,000) or more; or

           (4) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of an Interested Shareholder or any Affiliate of any Interested Shareholder; or

           (5) any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving an Interested Shareholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the Corporation or any Subsidiary which is directly or indirectly owned by any Interested Shareholder of any Affiliate of any Interested Shareholder;

shall require the affirmative vote of the holders of at least two-thirds (2/3) of the then outstanding shares of Common Stock of the Corporation.
Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or in any agreement with any national securities exchange or otherwise.

      (b) The term "Business Combination" as used in this Article NINTH shall mean any transaction which is referred to in any one or more of Clauses (1) through (5) of Paragraph (a) of this Article NINTH.

      (c) The provisions of Paragraph (a) of this Article NINTH shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote as is required by law, if in the case of a Business Combination that does not involve any cash or other consideration being received by the shareholders of the Corporation, solely in their capacities as shareholders, the condition specified in Clause
(1) below is met, or if in the case of any other Business Combination, the conditions specified in either Clauses (1) or (2) below are met:

           (1) Prior to the consummation of a Business Combination, the Board of Directors of the Corporation adopts a resolution approving such Business Combination by the affirmative vote of not less than seventy-five percent (75%) of the Entire Board (as hereinafter defined) or by unanimous written consent.

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           (2)  All of the conditions set forth in the following Subclauses
      (A) through (E) of this Clause (2) shall have been met:

                (A) The aggregate amount of cash and Fair Market Value as of the date of the consummation of the Business Combination (the "Consummation Date") of consideration other than cash to be received per share by holders of shares of Common Stock in such Business Combination shall be at least equal to the highest amount determined under (i) or (ii) below:

                     (i) (if applicable) the sum of (x) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Shareholder for any shares of Common Stock acquired by it (I) within the two-year period immediately prior to the first public announcement of the proposal of the Business Combination (the "Announcement Date") or (II) in the transaction in which it became an Interested Shareholder, whichever is higher, plus
                (y) interest on such per share price compounded annually from the date on which the Interested Shareholder became an Interested Shareholder through the Consummation Date at the prime rate of interest of Chemical Bank of New York City (or other major bank headquartered in New York City selected by at least seventy-five percent (75%) of the Entire Board), from time to time in effect in New York City, less (z) the aggregate amount of any cash dividends paid and the Fair Market Value of any dividends paid in other than cash, per share of Common Stock from the date on which the Interested Shareholder became an Interested Shareholder through the Consummation Date in an amount up to but not exceeding the amount of such interest payable per share of Common Stock; or

                     (ii) The Fair Market Value per share of Common Stock on the Announcement Date or on the date on which the Interested Shareholder became an Interested Shareholder, whichever is higher.

           (B) The consideration to be received by holders of shares of Common Stock shall be in cash or in the same form as the Interested Shareholder has previously paid for shares of Common Stock. If the Interested Shareholder has paid for shares of Common Stock with varying forms of consideration, the form of consideration shall be either in cash or the form used to acquire the largest number of shares of such Common Stock previously acquired by the Interested Shareholder.

           (C) After such Interested Shareholder has become an Interested Shareholder and prior to the consummation of such Business Combination:
      (i) except as approved by at least seventy-five percent (75%) of the Entire Board, there shall have been (I) no reduction in the annual rate of dividends paid on the

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      Common Stock (except as necessary to reflect any subdivision of the Common
      Stock) and (II) an increase in such annual rate of dividends as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of Common Stock, unless the failure so to increase such annual rate is approved by at least seventy-five percent (75%) of the Entire Board, and (ii) such Interested Shareholder shall have not become the beneficial owner of additional shares of Common Stock except as part of the transaction which results in such Interested Shareholder becoming an Interested Shareholder or as a result of a stock dividend or a stock split.

           (D) After such Interested Shareholder has become an Interested Shareholder, such Interested Shareholder shall not have received the benefit, directly or indirectly (except proportionately as a shareholder), or any loans, advances, guarantees, pledges or other financial assistance an any tax credits or other tax advantages provided by the Corporation.

           (E) A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations) shall be mailed to public shareholders of the Corporation at least 30 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions).

      (d)  For the purpose of this Article NINTH:

           (1) A "person" shall mean any individual, partnership, association, firm, corporation or other entity.

           (2) "Interested Shareholder" shall mean any person (other than the Corporation or any Subsidiary and other than any profit sharing, employee stock ownership or other employee benefit plan of the Corporation or any Subsidiary or any trustee of or fiduciary with respect to any such plan while acting in such capacity) who or which:

                (A) is the beneficial owner, directly or indirectly, of 10% or more of the outstanding Common Stock; or

                (B) is an Affiliate of the Corporation and at any time within the two-year period immediately prior to the date of determination of Interested Shareholder status was the beneficial owner, directly or indirectly, of 10% or more of the then outstanding Common Stock; or

                (C) is an assignee of or has otherwise succeeded to any shares of Common Stock which were at any time within the two-year period immediately prior to the date of determination of Interested Shareholder status beneficially owned by an Interest Shareholder, if such assignment

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           or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.

           (3)  A person shall be a "beneficial owner" of any Common Stock:

                (A) which such person or any of its Affiliates or Associates (as hereinafter defined) beneficially owns, directly or indirectly; or

                (B) which such person or any of its Affiliates or Associates has (i) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (ii) the right to vote pursuant to any agreement, arrangement or understanding; or

                (C) which are beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Common Stock.

           (4) For the purposes of determining whether a person is an Interested Shareholder pursuant to Clause (2) of this Paragraph (d), the number of shares of Common Stock deemed to be outstanding shall include shares deemed owned by the Interested Shareholder through application of Clause (3) of this Paragraph (d) but shall not include any other shares of Common Stock which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

           (5) "Affiliate" or "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on June 21, 1984.

           (6) "Subsidiary" means any corporation of which a majority of any class of equity security is owned, directly or indirectly, by the Corporation; provided, however, that for the purposes of the definition of Interested Shareholder set forth in Clause (2) of this Paragraph (d), the term "Subsidiary" shall mean only a corporation of which a majority of each class of equity security is owned, directly or indirectly, by the Corporation.

           (7) "Fair Market Value" means: (A) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange-Listed Stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to

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      a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined in good faith by at least seventy-five percent (75%) of the Entire Board and (B) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined in good faith by at least seventy-five percent (75%) of the Entire Board.

           (8) In the event of any Business Combination in which the Corporation survives, the phrase "consideration other than cash to be received" as used in Clause (2)(A) of Paragraph (c) of this Article NINTH shall include the shares of Common Stock retained by the holders of such shares.

           (9) "Entire Board" shall mean the number of directors at the time designated by the By-Laws of the Corporation to be the number of directors constituting the Board of Directors.

           (10) "Common Stock" shall mean the common stock of the Corporation.

      (e) The Board of Directors shall have the power, but only when acting with the affirmative vote of at least seventy-five percent (75%) of the Entire Board, to determine, on the basis of information known to the Board after reasonable inquiry, all facts necessary to determine compliance with this Article NINTH, including without limitation (1) whether a person is an Interested Shareholder, (2) the number of shares of Common Stock beneficially owned by any person, (3) whether the requirements of Clause (2) of Paragraph
(c) have been met with respect to any Business Combination, and (4) whether the assets which are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the Corporation or any Subsidiary in any Business Combination has, an aggregate Fair Market Value of Five Million Dollars ($5,000,000) or more; and the good faith determination on such matters by seventy-five percent (75%) vote of the Entire Board shall be conclusive and binding for all the purposes of this Article NINTH.

      (f) Nothing contained in the Article NINTH shall be construed to relieve any Interested Shareholder from any fiduciary obligation imposed by law.

      (g) Nothwithstanding any other provisions of this Certificate of Incorporation or the By-Laws of the Corporation (and notwithstanding the fact that a lesser percentage may be specified by law, this Certificate of Incorporation or the By-Laws of the Corporation), the affirmative vote of the holders of two-thirds (2/3) or more of the shares of the then outstanding Common Stock, shall be required to amend or repeal, or adopt any provisions inconsistent with, this Article NINTH.

      TENTH: (a) The Corporation shall indemnify, to the fullest extent contemplated or permitted from time to time by applicable law, each person who

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           (1)  was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, or

           (2)  who for any reason incurs costs, expenses or damages,

by reason of the fact that such person is or was a director of senior officer of the Corporation, or is or was serving at the request of the Corporation as a director of another corporation, partnership, joint venture, trust or other enterprise. As used in this Paragraph (a), the term "senior officer" means the Chairman of the Board, President, any Vice President, Treasurer and Secretary of the Corporation.

      (b) The Corporation may indemnify, to the fullest extent contemplated or permitted from time to time by applicable law, each person who

           (1) was or is a party or is threatened to be a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, or

           (2)  who for any other reason incurs costs, expenses or damages,

by reason of the fact that such person is or was an officer (other than a senior officer), employee or agent of the Corporation, or is or was serving at the request of the Corporation as an officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise.

      (c) The Board of Directors may from time to time take such actions and cause the Corporation to enter into such agreements as in their judgment are necessary or desirable to implement the provisions of this Article TENTH, including without limitation the adoption of By-Law provisions.

      (d) Nothwithstanding any other provision of this Certificate of Incorporation or the By-Law of the Corporation (and notwithstanding the fact that a lesser percentage may be specified by law, this Certificate of Incorporation or the By-Laws of the Corporation), the affirmative vote of the holders of at least two-thirds (2/3) of the then outstanding shares of Common Stock of the Corporation shall be required to alter, amend or repeal this Article TENTH or to adopt any provision inconsistent herewith.

      ELEVENTH: In furtherance and not in the limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the By-Laws of the Corporation by such vote as shall be provided from time to time by the By-Laws of the Corporation.

      TWELFTH: No shareholder of the Corporation shall have any preemptive right to subscribe to an additional issue of stock of the Corporation or to any security convertible into such stock.

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      THIRTEENTH:  The Corporation is to have perpetual existence.

      FOURTEENTH: Subject to the limitations set forth in this Certificate of Incorporation, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon shareholders herein are granted subject to this reservation.

      FIFTEENTH: No director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for any breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 1053 of the General Corporation Act of the State of Oklahoma, or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article FIFTEENTH shall apply or to have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.